Exhibit 99.1

Investor Relations: Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

February 2nd, 2024

Southern Copper Corporation (NYSE and BVL: SCCO)

Southern Copper Corporation (NYSE and BVL: SCCO)

Even though 2023 was a challenging year for Southern Copper, we achieved good results. The main highlights for the year 2023 were the following:

●	2023 Net sales were $9,895.8 million, this is $152 million or 1.5% lower than 2022 net sales. This result was driven by higher sales volumes for copper (+2.2%) and molybdenum (+2.3%) and better prices for molybdenum (+27.5%) and silver (+7.6%). This situation was partially offset by a decrease in metal prices for copper (LME -3.8%) and zinc (-24.1%) and by a reduction in the sales volume of silver (-4.3%) and zinc (-1.4%).

Net sales in 2023 were negatively impacted by a year accounting adjustment of $406.0 million for lower metal prices on sales. In addition to this, we estimate that 2023 sales were affected by a larger copper anode inventory in process at year-end.  If we exclude these two effects, 2023 sales would have been 3.2% higher than the 2022 mark.

●	Net income was $2,425.2 million, 8.1% lower than in 2022. The net income margin in 2023 was 24.5%, versus 26.3% in 2022.
●	Adjusted EBITDA in 2023 was $5,029.5 million; this is 6% lower ($319.7 million below) than the figure in 2022. The drop in adjusted EBITDA YoY was primarily attributable to a reduction in sales equivalent to $152 million; a $113 million nonrecurring variance in Other Income due to 2022 insurance and tax refunds; and a $54.1 million uptick in operating costs. The adjusted EBITDA margin in 2023 was 50.8% versus 53.2% in 2022.
●	We spent $1,008.6 million on capital investments, which reflected a 6.3% increase YoY and represented 41.6% of net income in 2023.
●	Cash flow from operating activities in 2023 was $3,573.1 million, which represented an increase of 27.5% over the $2,802.5 million posted in 2022. This result was mainly driven by a reduction in working capital.
●	2023 Copper production increased 1.8% YoY to 911,014 tons. The yearly result was mainly attributable to higher production at our Peruvian operations (+9.5%); this result was partially offset by a 2.9% reduction in production at our Mexican operations, which was mainly driven by a drop in ore grades, mineral processing and recovery.

In the second half of 2023, we experienced a reduction of fresh water at our Buenavista operation, which was generated by the fact that we lack the permits we expect to receive to build a pipeline (approximately 20 km) to transport water from the wells to the operations and nearby townsites. For 2024, the Company has decided to transport water through other means to secure the supplies required to ensure that Buenavista can operate at full capacity for copper production and the ramp up of new zinc concentrator operations.

FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

●	Yearly by-product production: Molybdenum production was 26,836 tons in 2023, which was 2.3% higher than the figure in 2022. This increase was due to higher production at all our mines, with the exception of Toquepala mine, where grades and recoveries dropped. Mined zinc production rose 9.2% YoY due to higher production at the Charcas and Santa Barbara mines. Mined silver production registered a slight reduction in 2023, which was primarily driven by lower production at our Mexican mines. This reduction was partially offset by an increase in production at our Peruvian operations.
●	2024 production forecast: we expect to produce 935,900 tons of copper, 2.7% higher than the 2023 production. We also expect to produce 117,800 tons of zinc (+79.8%), 20.7 million ounces of silver (+12.2%) and 25,500 tonnes of molybdenum, (- 4.2%).
●	2023’s Operating cash cost per pound of copper, including by-product revenue credits, was $1.03. This 25-cent increase in the cash cost (+32.6%), compared to the $0.78 reported in 2022, was mainly attributable to 17-cent per pound increase in the production cost and an 8-cent reduction in by-product revenue credits. We believe Southern Copper has the lowest cash cost of any copper producer.
●	Major improvement in water recovery. Over the last four years, we have improved the use of water at our operations, going from 0.64 m3 of water per milled ton of mineral in 2020 to 0.53m3 in 2023; this represents an increase in efficiency of 17%. Improvement has primarily been driven by the Company’s initiatives to recover water from our Quebrada Honda tailings dam in Peru and by an uptick in the water volume recovered at the Buenavista del Cobre mine in Mexico.

Highlights for the 4Q23:

●	Net sales were $2,295.6 million, which represents a drop of 18.6% versus 4Q22’s figures. Sales volumes increased for molybdenum (5.9%) but decreased for copper (-6.5%), silver (-14.8%) and zinc (-8.6%). Prices were up this quarter for copper (LME - +2.2%) and silver (+9.4%), but down for molybdenum (-13%) and zinc (-16.9%).

4Q23 vs 4Q22 net sales were negatively impacted by a quarterly accounting adjustment of $168.4 million for lower metal prices on sales. In addition to this, 4Q23 sales were down due to a larger copper anode inventory in process at year-end.

●	Net income was $445.0 million, which represented a 50.7% decrease versus 4Q22’s figures. The net income margin in 4Q23 was 19.4%, versus 32.0% in 4Q22. Net income was affected by lower sales and year-end, non-recurrent adjustments in non-operating costs in 2022, and taxes.
●	Adjusted EBITDA was $1,055.5 million, which came in 35.3% under the $1,631.4 million registered in 4Q22. The adjusted EBITDA margin in 4Q23 was 46% versus 57.8% in 4Q22.
●	Copper production registered a decrease of 3.0% in 4Q23 in quarter-on-quarter terms. This situation was mainly the result of higher production at our Toquepala mine (+14.5%), which was attributable to an uptick in ore grades and recoveries. However, a decrease in production at our Buenavista mine (-13.5%) -which was mainly driven by lower ore grades and recoveries- offset the positive impact of an uptick in production at Toquepala.
~~●~~	Quarterly by-product production: Molybdenum production increased 6.6% in 4Q23 compared to 4Q22, which was primarily attributable to higher production at the Toquepala and La Caridad mines. Mined zinc production increased 10.9% this quarter, mainly due to an uptick in production at the Charcas and Santa Barbara units. Mined silver production decreased 3.2% in 4Q23, driven primarily by lower production at our Cuajone and Buenavista mines.
●	The Operating cash cost per pound of copper, including by-product revenue credits, was $1.25 in 4Q23, which represented an increase of 27.2% compared to the $0.98 reported in 3Q23.

The operating cash cost per pound of copper before by-product credits was $2.23 per pound in 4Q23; which is one cent below the value in 3Q23 ($2.24). This decrease in operating cash cost was attributable to lower costs per pound from production cost (-2%) and lower administrative expenses (-3%), which were partially offset by higher treatment and refining charges (+47%) and lower premiums (-15%).

Regarding by-products, we reported a 28-cent reduction in credits. In 4Q23, we had a total credit of $491.5 million or 98.4 cents per pound. These figures represent a 22.2% decrease when compared with the credit of $604.3 million or 126.4 cents per pound in

4Q23	www.southerncoppercorp.com	Page 2 of 12

FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

3Q23. The reduction in credits was mainly fueled by lower silver and molybdenum prices, which were partially offset by an uptick in molybdenum volumes.

●	Dividends: On January 25, 2024, the Board of Directors authorized a dividend of $0.80 per share payable on February 29, 2024 for shareholders of record at the close of business on February 13, 2024.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “We are witnessing a highly volatile copper market. Initial estimates for 2024 called for a surplus this year. However, after a significant reduction in copper production was announced by some producers, market expectations for a surplus ceased and were replaced with concerns about potential deficits due to low available inventories. In this context, we believe copper prices should have good support through 2024.

Southern Copper continues to focus on developing Its capital projects and keeping its costs controlled at a very competitive level. In 2023, we drove our Pilares project to full capacity and initiated ramp-up at the Buenavista zinc concentrator. For 2024, we expect these two projects to contribute 44,000 tons of copper and 54,000 tons of zinc to our production.”

Key Financial Data

	Fourth Quarter				Twelve Months
	2023	2022	Variance		2023	2022	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$ 2,295.6	$2,820.3	$ (524.7)	(18.6)%	$ 9,895.8	$10,047.9	$ (152.1)	(1.5)%
Cost of sales	1,170.1	1,206.8	(36.7)	(3.0)%	4,687.7	4,649.1	38.6	0.8%
Operating income	868.7	1,370.0	(501.3)	(36.6)%	4,192.3	4,435.8	(243.5)	(5.5)%
Net income	$ 445.0	$902.4	$ (457.4)	(50.7)%	$ 2,425.2	$2,638.5	$ (213.3)	(8.1)%
Net income margin	19.4%	32.0%	(12.6)pp	(39.4)%	24.5%	26.3%	(1.8)pp	(6.8)%
Adjusted EBITDA	1,055.5	1,631.4	(575.9)	(35.3)%	5,029.5	5,349.2	(319.7)	(6.0)%
Adjusted EBITDA margin	46.0%	57.8%	(11.8)pp	(20.4)%	50.8%	53.2%	(2.4)pp	(4.5)%
Income per share	$ 0.58	$1.17	$ (0.59)	(50.4)%	$ 3.14	$3.41	$ (0.27)	(7.9)%
Capital investments	255.3	290.9	(35.6)	(12.2)%	1,008.6	948.5	60.1	6.3%

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in the Buenavista Zinc, Pilares, El Pilar and El Arco projects in Mexico and in the Tia Maria, Los Chancas and Michiquillay projects in Peru. This capital forecast includes several infrastructure investments, including key investments to bolster the competitiveness of the El Arco project.

Mexican Projects

Buenavista Zinc – Sonora: This project is located in Cananea, Sonora within the Buenavista deposit, where we have built a new concentrator plant. This facility has a production capacity of 100,000 tonnes of zinc and 20,000 tonnes of copper per year. When operating, the concentrator will double the Company’s zinc production capacity and will provide more than 2,000 jobs on the operating front.

Project update: the capital budget for the project is $439 million, most of which has already been invested. We have initiated the commissioning process. Progress is 99%. Ramping up of the plant began in 1Q24 after technical adjustments to the concentrator. We expect to produce 54,500 tonnes of zinc and 11,900 tonnes of copper in 2024 and an average of 90,200 tonnes of zinc and 20,700 of copper per year in the next five years.

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FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

Pilares – Sonora: Located six kilometers from La Caridad, this is actually an open-pit mine operation with an annual production capacity of 35,000 tonnes of copper in concentrate. This will significantly improve the overall mineral ore grade (considering the 0.78% expected from Pilares with 0.29% from La Caridad).

Project update: The budget for Pilares is $176 million, of which $145 million has been invested. Pilares is fully integrated in our operations and is delivering copper ore to the La Caridad concentrator according to plans. Consequently, this will be the last time that we report on Pilares as a project.

Peruvian Projects

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards to produce 120,000 tons of SX- EW copper cathodes per year. The estimated capital budget for the project is $1.4 billion.

Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We expect to begin the construction phase of the project in the near future. We will make it a priority to hire local labor to fill the 9,000 jobs that we expect to generate during Tia Maria’s construction. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2030. We continue to engage in social and environmental improvements for the local communities and work on the project’s environmental impact assessment.

Project update: In a coordinated effort with the Peruvian authorities the Company has made significant progress in eradicating illegal mining activities at our concession. Once this process is completed, we will restart environmental impact assessment; conduct a diamond drilling campaign for 40,000 meters; and initiate hydrogeological and geotechnical studies to gather additional information on the characteristics of the Los Chancas deposit.

Michiquillay Project – Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world class mining project with inferred mineral resources of 2,288 million tons with an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years and at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: As of December 31, 2023, we had drilled 63,000 meters (total program = 110,000 meters) and obtained 20,137 core samples for chemical analysis. Geological modeling, cross section interpretation, and drilling logging are currently underway. For 2024, the Company expects to complete the diamond drilling program; geological modeling; and resource evaluation. We will also begin hydrogeological and geotechnical studies and assess the results of metallurgical testing at the deposit.

The Company continues working with the Michiquillay and La Encañada communities following the guidelines of the social agreements signed with them.

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FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

Environmental, Social & Corporate Governance (ESG) Practices

We continue to make progress in our sustainability ratings. The results registered by S&P Global in its Corporate Sustainability Assessment (CSA) indicate that Southern Copper Corporation had achieved a place among the top 10% of performers in the mining sector with a rating that exceeded the industry average by 100%. These results reflect our ongoing commitment to improving our sustainability practices and maintaining the Company's inclusion in the Dow Jones Sustainability Index (DJSI) for the Latin American region. This year marks our fifth consecutive year in the DJSI. In 2023, SCC achieved some of the highest scores in the sector for key CSA indicators, including transparency and disclosure, occupational safety and health, operations closure, and human capital development.

We obtained a score of 90 out of 100 on CSA’s climate governance index. This attests to the progress the Company has made in this area. Additionally, we achieved a score of 100 in the Task Force on Climate-Related Disclosures (TCDF) category, which focuses on management and disclosure of financial risks and opportunities related to climate change. Additionally, the investor-led Climate Action 100+ initiative recognized our efforts to develop an emissions reduction roadmap and awarded us a full compliance rating in the TCFD category. Furthermore, the rating agency Sustainalytics reduced the Company's risk by two levels between 2020 and 2023.

In 2023, we registered a 97% increase in year-to-year investment in social infrastructure. In Mexico $35.9 million was allocated to these efforts; a project that was particularly noteworthy this year focused on improving water infrastructure for the communities of Cananea and Nacozari. In Peru, $45.7 million was invested in social infrastructure, including the progress in building the wastewater treatment plant (PTAR) in Ilo.

The Company also prioritized educational infrastructure development in Peru and will build upon successful previous initiatives in Moquegua and Tacna. As part of our on-going commitment, the Company is actively expanding educational infrastructure to benefit the community under the Works for Taxes modality. This effort includes setting up five high-performance schools (COAR) for 1,500 students to strengthen the capacities of outstanding students in the state educational circuit. Two schools are currently under construction in the Moquegua and Tacna regions. These investments have made SCC the primary private investor in Peru in national educational infrastructure.

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FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s fourth quarter earnings conference call will be held on February 2, 2024, beginning at 12:00 M – EST /Lima and 11:00 AM Mexico City time.

To participate in the call: Please consider that we are using a new technological platform for this event. It is necessary to register in the following link:

https://register.vevent.com/register/BId6bcac5046f64044be71235714a08982

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m0cf11fef1174812becf144fc260974d3

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FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2023	4.05	4.09	32.04	1.42	22.53	1,888.63
2Q 2023	3.85	3.85	20.87	1.15	24.26	1,977.85
3Q 2023	3.79	3.77	23.59	1.10	23.60	1,928.61
4Q 2023	3.71	3.72	18.41	1.13	23.25	1,975.87
Average 2023	3.85	3.86	23.73	1.20	23.41	1,942.74

1Q 2022	4.53	4.54	18.99	1.70	24.05	1,873.63
2Q 2022	4.32	4.34	18.30	1.78	22.65	1,872.01
3Q 2022	3.51	3.50	16.00	1.48	19.10	1,728.33
4Q 2022	3.63	3.66	21.17	1.36	21.25	1,729.21
Average 2022	4.00	4.01	18.61	1.58	21.76	1,800.80

Variance: 4Q23 vs. 4Q22	2.2%	1.6%	(13.0)%	(16.9)%	9.4%	14.3%
Variance: 4Q23 vs. 3Q23	(2.1)%	(1.3)%	(22.0)%	2.7%	(1.5)%	2.5%
Variance: 2023 vs. 2022	(3.8)%	(3.7)%	27.5%	(24.1)%	7.6%	7.9%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	%	2023	2022	%
Copper (tons)
Mined	234,089	241,273	(3.0)%	911,014	894,703	1.8%
3rd party concentrate	3,832	165	2,222.4%	5,405	29,749	(81.8)%
Total production	237,921	241,438	(1.5)%	916,419	924,452	(0.9)%
Smelted	153,038	155,530	(1.6)%	627,589	637,489	(1.6)%
Refined and Rod	184,346	203,776	(9.5)%	798,328	834,914	(4.4)%
Sales	217,416	232,538	(6.5)%	889,858	871,076	2.2%

Molybdenum (tons)
Mined	7,180	6,735	6.6%	26,836	26,240	2.3%
Sales	7,158	6,758	5.9%	26,876	26,265	2.3%

Zinc (tons)
Mined	16,930	15,263	10.9%	65,509	60,010	9.2%
Refined	26,450	26,685	(0.9)%	101,013	99,893	1.1%
Sales	26,419	28,920	(8.6)%	99,677	101,140	(1.4)%

Silver(000sounces)
Mined	4,802	4,960	(3.2)%	18,407	18,562	(0.8)%
Refined	2,209	3,650	(39.5)%	10,927	14,272	(23.4)%
Sales	4,436	5,205	(14.8)%	18,021	18,837	(4.3)%

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FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	VAR%	2023	2022	VAR%
	(in millions, except per share amount)

Net sales:	$2,295.6	$2,820.3	(18.6)%	$9,895.8	$10,047.9	(1.5)%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,170.1	1,206.8	(3.0)%	4,687.7	4,649.1	0.8%
Selling, general and administrative	33.1	33.6	(1.5)%	127.2	125.0	1.8%
Depreciation, amortization and depletion	208.2	198.7	4.8%	833.6	796.3	4.7%
Exploration	15.5	11.2	38.4%	55.0	41.7	31.9%
Total operating costs and expenses	1,426.9	1,450.3	(1.6)%	5,703.5	5,612.1	1.6%

Operating income	868.7	1,370.0	(36.6)%	4,192.3	4,435.8	(5.5)%

Interest expense, net of capitalized interest	(80.9)	(82.8)	(2.3)%	(326.7)	(340.1)	(3.9)%
Other income (expense)	(21.4)	62.7	(134.1)%	3.6	117.1	(96.9)%
Interest income	21.3	18.3	16.4%	86.6	35.0	147.4%
Income before income tax	787.7	1,368.2	(42.4)%	3,955.8	4,247.8	(6.9)%

Income taxes	348.6	459.1	(24.1)%	1,518.9	1,596.1	(4.8)%
Net income before equity earnings of affiliate	439.1	909.1	(51.7)%	2,436.9	2,651.7	(8.1)%
Equity earnings of affiliate	8.1	(4.0)	(302.5)%	(2.2)	(3.7)	(40.5)%
Net Income	447.2	905.1	(50.6)%	2,434.7	2,648.0	(8.1)%

Less: Net income attributable to non-controlling interest	2.2	2.7	(18.5)%	9.5	9.5	-

Net Income attributable to SCC	$445.0	$902.4	(50.7)%	$2,425.2	$2,638.5	(8.1)%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.58	$1.17	(50.4)%	$3.14	$3.41	(7.9)%
Dividends paid	$1.00	$0.50	100.0%	$4.00	$3.50	14.3%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

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FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCES HEET

(Unaudited)

	December 31,	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$1,151.5	$2,069.7
Short-term investments	599.3	208.3
Accounts receivable	1,228.3	1,473.8
Inventories	1,016.9	1,013.9
Other current assets	433.5	422.0
Total current assets	4,429.5	5,187.7

Property, net	9,782.9	9,596.6
Leachable material, net	1,121.7	1,064.3
Intangible assets, net	130.2	134.7
Right-of-use assets	775.4	851.4
Deferred income tax	256.1	257.3
Other assets	229.5	205.4
Total assets	$16,725.3	$17,277.4

LIABILITIES
Current liabilities:
Accounts payable	$652.6	$657.6
Income taxes	278.3	138.1
Accrued workers’ participation	245.7	236.3
Other accrued liabilities	211.9	203.7
Total current liabilities	1,388.5	1,235.7

Long-term debt	6,254.6	6,251.2
Lease liabilities	697.4	774.1
Deferred income taxes	132.2	161.2
Non-current tax payable	92.7	40.6
Other liabilities	66.2	82.4
Asset retirement obligation	612.5	585.3
Total non-current liabilities	7,855.6	7,894.8

EQUITY
Stockholders’ equity:
Common stock	3,541.6	3,498.5
Treasury stock	(3,149.0)	(3,107.6)
Accumulated comprehensive income	7,025.5	7,693.3
Total stockholders’ equity	7,418.1	8,084.2
Non-controlling interest	63.1	62.7
Total equity	7,481.2	8,146.9

Total liabilities and equity	$16,725.3	$17,277.4

As of December 31, 2023 and 2022 there were 773.1 million shares outstanding.

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FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
	(in millions)

OPERATING ACTIVITIES
Net income	$447.2	$905.1	$2,434.7	$2,648.0
Depreciation, amortization and depletion	208.2	198.7	833.6	796.3
Deferred income tax	(15.7)	34.1	(59.1)	118.6
Change in operating assets and liabilities	(116.5)	(58.7)	310.0	(840.2)
Other, net	17.7	2.6	53.9	79.8
Net cash provided by operating activities	540.9	1,081.8	3,573.1	2,802.5

INVESTING ACTIVITIES
Capital investments	(255.3)	(290.9)	(1,008.6)	(948.5)
Sale of short-term investment, net	(352.2)	(208.0)	(391.0)	278.5
Other, net	0.6	3.1	1.2	3.2
Net cash used in investing activities	(606.9)	(495.8)	(1,398.4)	(666.8)

FINANCING ACTIVITIES
Debt repaid	-	(300.0)	-	(300.0)
Dividends paid	(773.1)	(386.6)	(3,092.4)	(2,705.8)
Distributions to non-controlling interest	(2.5)	(1.2)	(9.1)	(5.5)
Other	0.1	0.1	0.3	0.3
Net cash used in financing activities	(775.5)	(687.7)	(3,101.2)	(3,011.0)

Effect of exchange rate changes on cash	25.9	(13.1)	8.3	(57.0)

(Decrease) / Increase in cash and cash equivalents	$(815.6)	$(114.8)	$(918.2)	$(932.3)

4Q23	www.southerncoppercorp.com	Page 10 of 12

FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

4Q23	www.southerncoppercorp.com	Page 11 of 12

FOURTH QUARTER AND YEAR 2023 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Fourth Quarter		Year
	2023	2022	2023	2022

Net income attributable to SCC	$445.0	$902.4	$2,425.2	$2,638.5
Add:
Net income attributable to the non-controlling interest	2.2	2.7	9.5	9.5
Income taxes	348.6	459.1	1,518.9	1,596.1
Interest expense	80.9	82.8	326.7	340.1
Depreciation, amortization and depletion	208.2	198.7	833.6	796.3
Less:
Equity earnings of affiliate	(8.1)	4.0	2.2	3.7
Interest income	(21.3)	(18.3)	(86.6)	(35.0)
Adjusted EBITDA	$1,055.5	$1,631.4	$5,029.5	$5,349.2

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenue.

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	4th quarter 2023		4th quarter 2022		Year 2023		Year 2022
	$million	¢per pound	$million	¢per pound	$million	¢per pound	$million	¢per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,170.1	234.2	1,206.8	238.4	4,687.7	242.2	4,649.1	245.4
Add:
Selling, general and administrative expenses	33.1	6.6	33.6	6.6	127.2	6.6	125.0	6.6
Treatment and refining charges net of sales premiums	9.4	1.9	7.0	1.4	(7.7)	(0.4)	(21.0)	(1.1)
Less:
Workers’ participation	(57.5)	(11.5)	(74.7)	(14.8)	(253.2)	(13.1)	(282.9)	(14.9)
Purchased concentrates from third parties	(50.9)	(10.2)	(55.6)	(11.0)	(195.8)	(10.1)	(316.8)	(16.7)
Other charges	(30.7)	(6.1)	(31.6)	(6.2)	(116.7)	(6.0)	(300.9)	(15.9)
Inventory change	41.2	8.2	(54.3)	(10.7)	(6.5)	(0.3)	(26.8)	(1.4)
Operating cash cost before by-product revenues	1,114.7	223.1	1,031.2	203.7	4,235.0	218.8	3,825.7	201.9

Less by-products revenue	(491.5)	(98.4)	(805.9)	(159.2)	(2,243.8)	(115.9)	(2,355.8)	(124.3)

Operating cash cost, net of by-products revenue	623.2	124.7	225.3	44.5	1,991.2	102.9	1,469.9	77.6

Total pounds of copper produced, in millions		499.7		506.2		1,935.4		1,894.7

4Q23	www.southerncoppercorp.com	Page 12 of 12